Exhibit 99.1

Constant Contact, Inc.

Certain Preliminary Unaudited Financial Results

for the Fourth Quarter and Year Ended December 31, 2015

Based on the information and data currently available, the following sets forth certain preliminary, unaudited financial information of Constant Contact, Inc. (the “Company” or “Constant Contact”) for the fourth quarter and year ended December 31, 2015. This information is inherently uncertain and subject to revision in connection with the finalization of financial statements for Constant Contact’s fourth quarter and year ended December 31, 2015. Given the timing of these estimates, Constant Contact has not completed its customary quarterly and yearly accounting close and review procedures as of and for the three months and year ended December 31, 2015, and its final results for these periods may differ materially from these estimates.

For the year ended December 31, 2015, revenue was approximately $367.4 million, compared to $331.7 million for the year ended December 31, 2014. Revenue for the fourth quarter of 2015 was approximately $93.6 million, compared to $88.1 million in the fourth quarter of 2014.

For the year ended December 31, 2015, net income was approximately $18.9 million, or approximately $0.57 per diluted share, compared to net income of $14.3 million, or $0.44 per diluted share, for the year ended December 31, 2014. Net income for the fourth quarter of 2015 was approximately $5.1 million, or approximately $0.16 per diluted share, compared to net income of $6.2 million, or $0.19 per diluted share, for the fourth quarter of 2014.

Adjusted EBITDA for the year ended December 31, 2015 was approximately $74.5 million, compared to $63.2 million for the year ended December 31, 2014. Adjusted EBITDA for the fourth quarter of 2015 was approximately $20.8 million, compared to $18.2 million in the fourth quarter of 2014.

The Company’s final consolidated financial results for the fourth quarter and year ended December 31, 2015 may vary from the Company’s expectations and may be materially different from the preliminary financial information provided above. As a result of the foregoing, the Company cautions readers not to place undue reliance on this preliminary financial information.

Non-GAAP Financial Measures

Constant Contact’s preliminary financial results set forth above include Adjusted EBITDA, which is a non-GAAP financial measure. For this purpose, Adjusted EBITDA is defined as GAAP net income before income taxes, interest and other income (expense), net, depreciation and amortization, stock-based compensation, litigation contingency accruals, transaction expenses related to the Agreement and Plan of Merger among the Company, Endurance International Group Holdings, Inc. (“Endurance”), and Paintbrush Acquisition Corporation (“transaction expenses”), and the change in deferred revenue. The principal limitation of Adjusted EBITDA is that it excludes expenses and income that are required by GAAP to be recorded in the company’s financial statements.

Constant Contact believes that non-GAAP financial measures, including Adjusted EBITDA, provide useful information to management and investors regarding certain financial and business trends relating to Constant Contact’s financial condition and results of operations. The Company’s management uses these non-GAAP measures to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining certain components of executive and senior management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and in monthly and quarterly financial reports presented to the company’s board of directors. The company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other software-as-a-service companies, many of which present similar non-GAAP financial measures to investors.

Management of the company does not consider non-GAAP financial measures in isolation or as an alternative to financial measures determined in accordance with GAAP. In addition, non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. Constant Contact urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the company’s business.

A reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure, GAAP net income, is set forth below:

	Year Ended December 31,		Three Months Ended December 31,
	2015	2014	2015	2014
Net Income	$18,900	$14,300	$5,100	$6,200

Stock-based compensation	18,100	16,600	4,800	4,500
Changes in deferred revenue	2,100	2,600	200	100

Transaction expenses	2,500	—	2,500	—

Income tax expense	8,200	5,800	1,900	1,200
Depreciation and amortization	24,900	24,200	6,400	6,100
Interest income and other (income) expense, net	(200)	(300)	(100)	100

Adjusted EBITDA	$74,500	$63,200	$20,800	$18,200

*	Constant Contact’s historical definition of Adjusted EBITDA did not reflect the change in deferred revenue as set forth in the reconciliation above. Using Constant Contact’s historical definition of Adjusted EBITDA, and also adding back transaction expenses, (i) Adjusted EBITDA for the years ended December 31, 2015 and 2014 was approximately $69.9 million and $60.6 million, respectively, and (ii) Adjusted EBITDA for the three months ended December 31, 2015 and 2014 was approximately $18.1 million and $18.1 million, respectively.

Forward-Looking Statements

This Exhibit 99.1 contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Constant Contact’s preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2015. These forward-looking statements reflect management’s current expectations, which are based on the information currently available to them. Although management believes that its expectations, which are reflected in the forward-looking statements, are reasonable, the Company can give no assurance that these expectations will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond the control of the Company, including, without limitation, the application of applicable accounting procedures and adjustments, independent auditor review of the Company’s preliminary financial results, developments that may arise between the date of this Current Report on Form 8-K, including this Exhibit 99.1, and the time that the Company’s financial results for the quarter and year ended December 31, 2015 are finalized, and other risks and uncertainties discussed in Constant Contact’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” sections of Constant Contact’s most recent Quarterly Report on Form 10-Q for the period ended September 30, 2015 and most recent Annual Report on Form 10-K for the year ended December 31, 2014, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Constant Contact does not assume any obligation to update any forward-looking statements included in this Exhibit 99.1 as a result of new information, future events or otherwise.